Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES FOURTH QUARTER 2009 RESULTS
FLINT, MICHIGAN, January 28, 2010 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today a net loss of $64.7 million for the three months ended December 31, 2009, compared with $56.9 million for the third quarter of 2009 and $195.4 million for the fourth quarter of 2008. After incorporating the $5.3 million dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $70.0 million for the three months ended December 31, 2009. Diluted net loss per share was $0.18, compared with $0.48 for the third quarter of 2009 and $1.56 for the fourth quarter of 2008. The diluted net loss per share was based on average shares outstanding of 393.8 million, 128.5 million, and 125.4 million at December 31, 2009, September 30, 2009, and December 31, 2008, respectively. The results for the fourth quarter of 2008 included a non-cash valuation allowance of $136.6 million against deferred tax assets. For the year ended December 31, 2009, Citizens recorded a net loss of $514.2 million compared with a net loss of $393.1 million for 2008.
“We continue to perform as we expected at this point in the economic cycle. We are aggressively managing the credits in our watchlist and nonperforming categories in order to mitigate future losses. We continue to maintain a strong balance sheet with robust loan loss reserves of 4.33% of portfolio loans, excess liquidity, and capital ratios above the regulatory ’well-capitalized’ minimums,” commented Cathleen H. Nash, president and chief executive officer.
“We think the road to economic recovery will be slower in Michigan than the rest of the country given the higher level of unemployment and job loss, but Michigan will recover. As we move into 2010, we have confidence that we will benefit from the aggressive credit steps we’ve taken over the last three years and the conservative, steadfast approach we’ve maintained in managing our capital. With the strength of our balance sheet, the conviction and dedication of our employees, and our loyal clients, we believe the company will benefit from a stabilizing economy throughout 2010,” said Ms. Nash.
Key Points in the Quarter:
•	Net interest margin for the fourth quarter of 2009 was 3.13% compared with 2.97% for the third quarter of 2009. The increase in net interest margin was primarily the result of expanding loan spreads, declining deposit costs, and lower interest expense due to the issuance of common stock for debt late in the third quarter of 2009.

•	The pre-tax pre-provision core operating earnings for the fourth quarter of 2009 totaled $34.5 million, an increase of $4.0 million or 13.1% over the third quarter of 2009. The increase was primarily the result of a $3.1 million improvement in net interest income.

•	Citizens continues to hold short-term (liquid) assets at December 31, 2009 of $706.2 million, a significant increase of $172.6 million or 32.4% over September 30, 2009 and $491.2 million over December 31, 2008. Citizens’ parent company cash resources totaled $114.9 million at December 31, 2009 as compared with $124.1 million at September 30, 2009.

•	Total delinquent loans at December 31, 2009 were $155.3 million, or 1.96% of total loans, a decrease of $30.8 million or 16.6% from September 30, 2009 and a decrease of $135.3 million or 46.6% from December 31, 2008. Total watchlist loans decreased for the first time in seven quarters by $99.4 million or 6.5% to $1.4 billion at December 31, 2009. Total nonperforming assets at December 31, 2009 were $595.1 million, a decrease of $12.9 million or 2.1% from September 30, 2009.

•	The allowance for loan losses at December 31, 2009 increased to $342.4 million or 4.33% of portfolio loans, compared with $339.7 million or 4.13% at September 30, 2009. The provision for loan losses for the fourth quarter of 2009 was $84.2 million, compared with $77.8 million for the third quarter of 2009. The increase in the provision for loan losses was primarily due to higher net charge-offs. Net charge-offs for the fourth quarter of 2009 totaled $81.5 million, compared with $71.5 million for the third quarter of 2009.

•	All of Citizens’ regulatory capital ratios continue to exceed the “well-capitalized” designation. As of December 31, 2009, Citizens’ estimated capital ratios were as follows:
o	Tier 1 capital — 12.49%

o	Total capital — 13.89%

o	Tier 1 leverage — 9.21%

o	Tier 1 common equity — 8.44%

o	Tangible equity to tangible assets — 8.51%

o	Tangible common equity to tangible assets — 6.16%
•	Citizens will suspend the dividend payments on its trust preferred securities and on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“the TARP Preferred Stock”), issued to the U.S. Department of the Treasury. This action will preserve $4.9 million in cash on a quarterly basis and reduces the need for Citizens to raise additional capital.
Balance Sheet
Total assets at December 31, 2009 were $11.9 billion, a decrease of $140.1 million or 1.2% from September 30, 2009 and a decrease of $1.2 billion or 8.8% from December 31, 2008. The declines were primarily due to reductions in total portfolio loans, partially offset by higher money market investments. Additionally, the decline from December 31, 2008 was impacted by a non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2009.
Money market investments at December 31, 2009 totaled $706.2 million, an increase of $172.6 million over September 30, 2009 and an increase of $491.2 million over December 31, 2008. The increases were primarily the result of holding excess short-term funds with the Federal Reserve as a result of continued deposit growth, coupled with a decline in demand for loans from credit-worthy clients.
Investment securities at December 31, 2009 totaled $2.4 billion, essentially unchanged from September 30, 2009 and December 31, 2008.
The following table displays total portfolio loans at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.

Loan Portfolios

(in millions)	Dec 31, 2009	Sep 30, 2009	Jun 30, 2009	Mar 31, 2009	Dec 31, 2008

Land Hold	$35.9	$52.0	$54.9	$54.2	$45.0
Land Development	108.9	129.7	123.1	121.2	132.7
Construction	177.9	214.8	230.4	257.7	263.5
Income Producing	1,518.4	1,509.7	1,534.5	1,558.2	1,556.2
Owner-Occupied	985.6	992.4	979.5	953.0	967.3

Total Commercial Real Estate	2,826.7	2,898.6	2,922.4	2,944.3	2,964.7
Commercial and Industrial	1,976.1	2,099.8	2,198.3	2,394.4	2,602.4

Total Commercial Loans	4,802.8	4,998.4	5,120.7	5,338.7	5,567.1

Residential Mortgage	1,036.5	1,084.8	1,145.0	1,208.0	1,262.8
Direct Consumer	1,261.4	1,308.3	1,351.5	1,405.6	1,452.2
Indirect Consumer	805.2	825.3	808.3	802.1	820.5

Total Consumer Loans	3,103.1	3,218.4	3,304.8	3,415.7	3,535.5

Total Loans	$7,905.9	$8,216.8	$8,425.5	$8,754.4	$9,102.6

The decreases in total commercial loans were primarily the result of a decline in customer demand from credit-worthy clients, paydowns as a result of normal client activity, and charge-offs. Also contributing to the decrease from September 30, 2009 was the transfer of $55.5 million of nonperforming land hold, land development, and construction loans to loans held for sale ($35.2 million after market-value adjustments) during the fourth quarter of 2009. The declines in residential mortgage loans were primarily the result of paydowns from normal client activity and charge-offs. More than 90% of new mortgage originations are sold into the secondary market, resulting in minimal new loans being retained in the residential mortgage portfolio. The decreases in direct consumer loans, which are primarily home equity loans were due to weak consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, fluctuate throughout the year due to seasonal demand. After taking this fluctuation into account, the indirect consumer loan portfolio is essentially unchanged from September 30, 2009 and December 31, 2008.
Loans held for sale at December 31, 2009 were $80.5 million, an increase of $19.0 million or 30.9% over September 30, 2009 and a decrease of $10.9 million or 11.9% from December 31, 2008. The increase over September 30, 2009 was primarily the result of transferring the aforementioned nonperforming land hold, land development, and construction loans from the loan portfolio at fair-market value. The variance from both prior periods also reflects a decline in commercial loans held for sale due to customer paydowns, workout activities, writedowns to reflect market-value declines for the underlying collateral, and transfers to ORE.
Goodwill at December 31, 2009 was $330.7 million, unchanged from September 30, 2009 and a decrease of $266.5 million from December 31, 2008. The decrease was due to a non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2009. Citizens performed its annual impairment test during the fourth quarter of 2009 and concluded that no additional impairment was indicated. There can be no assurance, however, that future testing will not result in additional material impairment charges due to further developments in the banking industry, financial markets, or Citizens’ markets.
Total deposits at December 31, 2009 were $8.9 billion, an increase of $117.5 million or 1.3% over September 30, 2009 and a decrease of $143.1 million or 1.6% from December 31, 2008. Core deposits, which exclude all time deposits, totaled $5.0 billion at December 31, 2009, a decrease of $70.2 million or 1.4% from September 30, 2009 and an increase of $579.6 million or 13.1% over December 31, 2008. The decrease from September 30, 2009 was primarily the result of seasonal declines in public fund customer deposits. The increase over December 31, 2008 was primarily the result of clients holding higher balances in transaction accounts due to changes in FDIC coverage thresholds, and a shift in funding mix from customer time deposits. Time deposits totaled $3.9 billion at December 31, 2009, an increase of $187.6 million or 5.1% over September 30, 2009 and a decrease of $722.7 million or 15.6% from December 31, 2008. The increase over September 30, 2009 was primarily the result of the timing of replacing called brokered time deposits. The decrease from December 31, 2008 was primarily the result of a shift in funding mix from customer time deposits to core deposits throughout 2009.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $1.6 billion at December 31, 2009, a decrease of $166.1 million or 9.6% from September 30, 2009 and a decrease of $703.5 million or 31.0% from December 31, 2008. The decreases were primarily the result of a planned reduction in wholesale funding due to Citizens’ strong liquidity position. Additionally, the decrease from December 31, 2008 incorporated the result of exchanging $209.1 million in long-term debt for Citizens’ common stock in the third quarter of 2009.
Capital Adequacy and Liquidity
Shareholders’ equity at December 31, 2009 totaled $1.3 billion, a decrease of $72.4 million or 5.2% from September 30, 2009 and a decrease of $270.3 million or 16.9% from December 31, 2008. The decreases were primarily the result of the net losses incurred during 2009. The decrease from December 31, 2008 was partially offset by $197.6 million of common equity generated in the third quarter of 2009 issuance of common stock for debt.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory				Excess Capital
	Minimum for				over Minimum
	“Well-Capitalized”	12/31/09	9/30/09	6/30/09	(in millions)

Tier 1 capital ratio*	6.00%	12.49%	12.83%	11.81%	$554.0
Total capital ratio*	10.00	13.89	14.23	13.91	332.4
Tier 1 leverage ratio*	5.00	9.21	9.63	8.68	487.5
Tier 1 common equity ratio*		8.44	8.94	6.95
Tangible equity to tangible assets		8.51	9.01	7.34
Tangible common equity to tangible assets		6.16	6.71	5.09

*	December 31, 2009 is an estimate
Citizens maintains a strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 75% deposits, 13% long-term debt, 11% equity, and 1% short-term liabilities. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Also, securities available-for-sale and $706.2 million of money market investments could be sold for cash to provide additional liquidity, if necessary. Citizens’ parent company cash resources totaled $114.9 million at December 31, 2009 as compared with $124.1 million at September 30, 2009.
In light of the net losses over the last several quarters, Citizens has determined, in consultation with the Federal Reserve Bank of Chicago as required by regulatory policy, to defer regularly scheduled quarterly interest payments of $1.1 million on its outstanding junior subordinated debentures relating to its two trust preferred securities, which will defer dividend payments to those security holders, and will also be suspending regular quarterly cash dividend payments of $3.8 million on its TARP Preferred Stock. Deferral of these payments is expected to preserve a total of $4.9 million of cash each quarter. Citizens has demonstrated it has sufficient cash and liquidity to pay the scheduled dividends on its TARP Preferred Stock and interest payments on the debentures underlying the trust preferred securities, but is taking these actions to support and preserve its capital position in light of economic conditions and to lessen the need for raising any additional capital. Citizens intends to reevaluate the deferral of these payments periodically and, in consultation with its regulators, will consider reinstating these payments when appropriate.

Under the terms of the junior subordinated debentures and trust documents, Citizens is allowed to defer payments of interest for a specified number of quarterly periods without default, but such amounts will continue to accrue. Also during the deferral period, Citizens generally may not pay cash dividends on or purchase its common stock or preferred stock, including the TARP Preferred Stock. Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and may eventually give the holder board representation rights.
Net Interest Margin and Net Interest Income
Net interest margin was 3.13% for the fourth quarter of 2009 compared with 2.97% for the third quarter of 2009 and 3.03% for the fourth quarter of 2008. The increase in net interest margin over the third quarter of 2009 was primarily the result of expanding loan spreads, declining deposit costs, and lower interest expense due to the debt exchange for common stock late in the third quarter of 2009.
The increase in net interest margin over the fourth quarter of 2008 was primarily the result of lower interest expense on long-term debt, expanding commercial and consumer loan spreads and retail time deposits repricing to a lower rate, partially offset by deposit price competition, the movement of loans to nonperforming status, and an increase in short-term investments to provide additional on-balance sheet liquidity. For the year ended December 31, 2009, net interest margin was 2.89% compared with 3.09% for the same period of 2008 as a result of deposit price competition, the transfer of loans to nonperforming status, and an increase in short-term investments to provide additional on-balance sheet liquidity. The decrease was partially offset by expanding commercial and consumer loan spreads and retail time deposits repricing to a lower rate.
Net interest income was $83.9 million for the fourth quarter of 2009, an increase of $3.1 million or 3.8% over the third quarter of 2009, and a decrease of $1.8 million or 2.0% from the fourth quarter of 2008. The increase over the third quarter of 2009 was primarily due to the increase in net interest margin, partially offset by a $174.8 million decrease in average earning assets due to lower demand in the current Midwest economic environment.
The decrease in net interest income compared with the fourth quarter of 2008 was primarily due to a $686.2 million decrease in average earning assets, partially offset by higher net interest margin. The decrease in average earning assets was the result of a decrease in loan portfolio balances due to lower demand in the current Midwest economic environment, partially offset by an increase in investment securities and money market investments. For the year ended December 31, 2009, net interest income declined to $317.4 million compared with $348.9 million for 2008 as a result of the lower net interest margin and a $332.5 million decrease in average earning assets due to the aforementioned factors.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens performs quarterly reviews of the non-watch commercial credit portfolio focusing on industry segments and asset classes that have or may be expected to experience stress due to economic conditions. This process seeks to validate each such credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio — This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Table 2 — Commercial Watchlist — This table illustrates the commercial loans that, while still accruing interest, we believe may be at risk due to general economic conditions or changes in a borrower’s financial status and therefore require increased oversight. Watchlist loans that are in nonperforming status are included in Table 3 below.

•	Table 3 — Nonperforming Assets — This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.

•	Table 4 — Net Charge-Offs — This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio

30 to 89 days Past Due	Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$0.6	1.56%	$1.4	2.61%	$3.5	6.38%	$3.7	6.83%	$3.9	8.67%
Land Development	4.7	4.34	12.0	9.29	1.3	1.06	11.1	9.16	5.2	3.92
Construction	1.7	0.95	12.1	5.64	1.7	0.74	16.7	6.48	27.3	10.36
Income Producing	40.8	2.69	44.9	2.97	50.0	3.26	64.2	4.12	76.7	4.93
Owner-Occupied	25.0	2.53	24.4	2.46	15.6	1.59	37.4	3.92	37.5	3.88

Total Commercial Real Estate	72.8	2.57	94.8	3.27	72.1	2.47	133.1	4.52	150.6	5.08
Commercial and Industrial	17.0	0.86	20.2	0.96	34.0	1.55	47.1	1.97	56.5	2.17

Total Commercial Loans	89.8	1.87	115.0	2.30	106.1	2.07	180.2	3.38	207.1	3.72

Residential Mortgage	22.2	2.15	30.3	2.80	27.7	2.42	25.9	2.14	39.5	3.13
Direct Consumer	27.0	2.14	24.5	1.87	23.3	1.72	20.4	1.45	25.5	1.76
Indirect Consumer	16.3	2.02	16.3	1.98	14.6	1.81	14.7	1.83	18.5	2.25

Total Consumer Loans	65.5	2.11	71.1	2.21	65.6	1.98	61.0	1.79	83.5	2.36

Total Delinquent Loans	$155.3	1.96%	$186.1	2.26%	$171.7	2.04%	$241.2	2.76%	$290.6	3.19%

The decreases in total delinquencies were primarily the result of continued emphasis on proactively managing delinquent commercial loans.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are accruing (see Table 2) or nonperforming (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.

Table 2 — Commercial Watchlist

Accruing loans only	Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$24.8	68.99%	$29.0	55.76%	$18.1	32.97%	$15.7	28.97%	$18.5	41.11%
Land Development	88.0	80.78	93.6	72.12	83.6	67.91	62.4	51.49	49.3	37.15
Construction	63.5	35.68	90.4	42.10	90.3	39.19	86.6	33.60	74.8	28.39
Income Producing	521.9	34.37	519.6	34.42	458.9	29.91	421.9	27.08	401.0	25.77
Owner-Occupied	247.3	25.09	277.3	27.94	274.4	28.01	224.2	23.53	178.4	18.44

Total Commercial Real Estate	945.5	33.45	1,009.9	34.84	925.3	31.66	810.8	27.54	722.0	24.35
Commercial and Industrial	475.3	24.05	510.3	24.30	532.9	24.24	479.7	20.03	436.8	16.78

Total Watchlist Loans	$1,420.8	29.58%	$1,520.2	30.41%	$1,458.2	28.48%	$1,290.5	24.17%	$1,158.8	20.82%

The decrease in accruing watchlist loans from September 30, 2009 was primarily the result of upgrading numerous commercial and industrial loans made to clients related to the automotive industry as well as loans migrating to nonperforming status exceeding new watchlist loans. Many of the automotive industry commercial and industrial relationships had been proactively downgraded in the first half of 2009 due to the uncertainty in the automotive industry at that time. Since some of these credits have continued to perform, they warranted an upgrade during the fourth quarter of 2009. The increase over December 31, 2008 was primarily the result of proactive commercial real estate downgrades as Citizens closely monitors borrowers’ repayment capacity in this environment and the aforementioned proactive commercial and industrial downgrades in the first half of 2009.
Table 3 — Nonperforming Assets

	Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$4.8	13.42%	$13.3	25.56%	$13.1	23.86%	$12.0	22.14%	$10.4	23.11%
Land Development	1.2	1.06	13.7	10.52	15.1	12.27	14.6	12.05	23.4	17.63
Construction	25.2	14.19	33.7	15.70	36.0	15.63	26.5	10.28	18.3	6.94
Income Producing	121.5	8.00	126.7	8.39	139.4	9.08	116.3	7.46	78.6	5.05
Owner-Occupied	83.4	8.47	70.2	7.07	72.0	7.35	66.5	6.98	31.8	3.29

Total Commercial Real Estate	236.1	8.35	257.6	8.89	275.6	9.43	235.9	8.01	162.5	5.48
Commercial and Industrial	84.0	4.25	111.5	5.31	91.8	4.18	83.7	3.50	64.6	2.48

Total Nonaccruing Commercial Loans	320.1	6.67	369.1	7.38	367.4	7.17	319.6	5.99	227.1	4.08

Residential Mortgage	125.7	12.13	106.5	9.82	103.3	9.02	84.6	7.00	59.5	4.71
Direct Consumer	21.4	1.70	21.6	1.65	20.3	1.50	21.0	1.49	15.1	1.04
Indirect Consumer	2.6	0.32	2.6	0.31	1.4	0.17	2.0	0.25	2.6	0.32

Total Nonaccruing Consumer Loans	149.7	4.82	130.7	4.06	125.0	3.78	107.6	3.15	77.2	2.18
Total Nonaccruing Loans	469.8	5.94	499.8	6.08	492.4	5.84	427.2	4.88	304.3	3.34
Loans 90+ days still accruing	3.0	0.04	0.6	0.01	0.8	0.01	1.0	0.01	1.5	0.02
Restructured loans still accruing	2.6	0.03	1.1	0.01	2.5	0.03	0.4	0.00	0.2	0.00

Total Nonperforming Portfolio Loans	475.4	6.01%	501.5	6.10%	495.7	5.88%	428.6	4.90%	306.0	3.36%
Nonperforming Held for Sale	65.3		44.5		54.3		64.6		75.2
Other Repossessed Assets Acquired	54.4		62.0		54.7		57.4		58.0

Total Nonperforming Assets	$595.1		$608.0		$604.7		$550.6		$439.2

The decrease in nonperforming assets from September 30, 2009 was primarily the result of the aforementioned market-value adjustment of $20.3 million associated with transferring $55.5 million of nonperforming commercial real estate loans to loans held for sale during the fourth quarter of 2009. Also contributing to the decrease was a decline in commercial and industrial loans due to net charge-offs exceeding new loans migrating to nonperforming status, which was partially offset by an increase in residential mortgage loans due to the effects of the national mortgage foreclosure moratorium earlier in

2009. The increase over December 31, 2008 was primarily the result of deterioration in the real estate secured portfolios and general economic conditions in the Midwest during 2009. Nonperforming assets at December 31, 2009 represented 7.48% of total loans plus other repossessed assets acquired compared with 7.34% at September 30, 2009 and 4.79% at December 31, 2008. Nonperforming commercial loan inflows were $101.2 million in the fourth quarter of 2009 compared with $94.2 million in the third quarter of 2009 and $155.5 million in the fourth quarter of 2008. The nonperforming commercial loan inflows for the fourth quarter of 2009 included $25.3 million of loans proactively moved to nonperforming status by the respective relationship officer prior to the loans becoming 90 days past due compared with $46.1 million proactively moved during the third quarter of 2009.
Nonperforming commercial loan outflows were $150.2 million in the fourth quarter of 2009 compared with $93.0 million in the third quarter of 2009 and $99.2 million in the fourth quarter of 2008. The fourth quarter 2009 outflows included $10.4 million in loans that returned to accruing status, $35.3 million in loan payoffs and paydowns, $44.1 million in charged-off loans, $55.5 million transferred to loans held for sale, and $4.9 million transferred to other repossessed assets acquired.
Table 4 — Net Charge-Offs

	Three Months Ended
	Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$5.6	62.84%	$0.5	4.02%	$0.6	4.37%	$—	—%	$4.6	40.89%
Land Development	9.7	35.46	1.4	4.19	2.4	7.80	6.3	20.79	5.8	17.48
Construction	9.5	21.38	0.9	1.63	5.8	10.07	2.0	3.10	10.7	16.24
Income Producing	13.2	3.47	24.5	6.50	12.6	3.28	7.8	2.00	21.7	5.58
Owner-Occupied	2.5	1.03	4.6	1.85	7.9	3.23	2.4	1.01	3.1	1.28

Total Commercial Real Estate	40.5	5.73	31.9	4.40	29.3	4.01	18.5	2.51	45.9	6.19
Commercial and Industrial	22.5	4.56	20.1	3.84	6.8	1.24	8.0	1.34	21.9	3.37

Total Commercial Loans	63.0	5.25	52.0	4.16	36.1	2.82	26.5	1.99	67.8	4.87

Residential Mortgage	6.0	2.32	10.0	3.67	2.2	0.77	0.8	0.26	1.6	0.51
Direct Consumer	6.2	1.97	6.3	1.92	6.5	1.92	4.4	1.25	5.9	1.63
Indirect Consumer	6.3	3.12	3.2	1.56	4.4	2.18	5.0	2.49	5.7	2.78

Total Consumer Loans	18.5	2.38	19.5	2.42	13.1	1.59	10.2	1.19	13.2	1.49

Total Net Charge-offs	$81.5	4.00%	$71.5	3.41%	$49.2	2.30%	$36.7	1.67%	$81.0	3.48%

**	Represents an annualized rate.
The increase in net charge-offs over the third quarter of 2009 was primarily the result of the aforementioned $20.3 million market-value adjustment related to the transfer of commercial real estate loans to loans held for sale status.
The allowance for loan losses was $342.4 million or 4.33% of portfolio loans at December 31, 2009, compared with $339.7 million or 4.13% at September 30, 2009 and $255.3 million or 2.80% at December 31, 2008. The increases were primarily the result of an increase in the loss migration rates and extended duration for commercial real estate, residential mortgage and consumer loans. The allowance for loan losses at December 31, 2009 represents 143.3% of net loans charged-off during 2009, which was Citizens’ highest year of charge-offs ever recorded. Based on current conditions and expectations, Citizens believes that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio at December 31, 2009.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $84.2 million in the fourth quarter of 2009, compared with $77.8 million in the third quarter of 2009 and $118.6 million in the fourth quarter of 2008. The increase over the third quarter of 2009 was primarily due to continued migration of residential mortgage loans to nonperforming loan status and higher net charge-offs. This migration, and evaluation of the underlying collateral supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. The decrease from the fourth quarter of 2008 was primarily the result of four large commercial charge-offs during the fourth quarter of 2008.

Noninterest Income
Noninterest income for the fourth quarter of 2009 was $15.4 million, an increase of $3.5 million or 29.9% over the third quarter of 2009 and a decrease of $0.4 million or 2.4% from the fourth quarter of 2008. Noninterest income for the year ended December 31, 2009 totaled $67.4 million, a decrease of $34.3 million or 33.7% from 2008.
The increase in noninterest income over the third quarter of 2009 was primarily the result of the net loss on the extinguishment of debt in connection with the exchange offers completed in the third quarter of 2009 ($15.9 million), partially offset by higher losses on loans held for sale ($7.9 million), lower other income ($3.5 million), and lower mortgage and other loan income ($0.7 million). The increase in losses on loans held for sale was primarily the result of additional writedowns to reflect market-value declines for the underlying collateral. The decrease in other income was primarily the result of receiving the proceeds for an insurance claim on a previous branch office during the third quarter of 2009, exiting the holding company’s 2006 capital investment in a limited partnership during the third quarter of 2009, a decrease in swap income recognition resulting from changes in the related credit spreads, and a decrease in the deferred compensation asset. The decrease in mortgage and other loan income was primarily the result of lower customer transaction volume.
The decrease in noninterest income from the fourth quarter of 2008 was primarily due to higher losses on loans held for sale ($2.9 million), partially offset by higher other income ($2.1 million). The increase in losses on loans held for sale was primarily the result of additional writedowns to reflect market-value declines for the underlying collateral. The increase in other income was primarily due to higher swap income recognition resulting from changes in the related credit spreads and higher revenue on bank owned life insurance policies resulting from lower market interest rates in the fourth quarter of 2008.
The decrease in noninterest income from the full year of 2008 was primarily due to the net loss on debt extinguishment ($15.9 million) and higher net losses on loans held for sale ($10.7 million) due to the aforementioned factors, as well as lower service charges on deposit accounts ($3.5 million), and lower trust fees ($2.9 million). The decrease in service charges on deposit accounts was primarily the result of a decline in customer transaction volume. The decrease in trust fees was primarily the result of negative market conditions.
Noninterest Expense
Noninterest expense for the fourth quarter of 2009 was $83.2 million, essentially unchanged from the third quarter of 2009 and an increase of $4.6 million or 5.8% over the fourth quarter of 2008. Noninterest expense for the year ended December 31, 2009 totaled $603.0 million, an increase of $112.3 million or 22.9% over 2008.
While noninterest expense for the fourth quarter of 2009 was essentially unchanged from the third quarter of 2009, decreases in salaries and employee benefits ($7.6 million) and other loan expenses ($0.9 million) were substantially offset by increases in other expenses ($5.2 million) and other real estate (ORE) expenses ($3.9 million). The decline in salaries and employee benefits was primarily the result of lower severance expense and benefits related to those agreements as well as lower commission-based compensation and a reduction in annual performance-based incentives due to overall corporate performance for 2009. The decline in other loan expenses was primarily the result of lower foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. The increase in other expenses was primarily the result of higher FDIC insurance premiums, an arbitration award payout, and losses related to mortgage indemnification payments. The increase in ORE expenses was primarily the result of higher carrying costs related to holding the ORE properties and additional market-value declines on ORE assets.
The increase in noninterest expense over the fourth quarter of 2008 was primarily the result of higher ORE expenses ($8.0 million) and other expense ($4.4 million), partially offset by lower salaries and employee benefits ($6.3 million), as well as a net decline in all other noninterest expense categories. The increases in ORE expenses and other expense were primarily the result of the aforementioned factors. The decrease in salaries and employee benefits was primarily due to lower staffing levels and suspending employer contributions to the 401(k) plan in 2009, as well as the aforementioned compensation related factors. The net decline in all other noninterest expense categories was primarily the result of various expense management initiatives implemented throughout the company.

Salary costs included severance expense of $0.3 million for the fourth quarter of 2009, compared with $1.5 million for the third quarter of 2009, and $1.2 million for the fourth quarter of 2008. Citizens had 2,125 full-time equivalent employees at December 31, 2009 compared with 2,173 at September 30, 2009 and 2,232 at December 31, 2008.
The increase in noninterest expense over the full year of 2008 was primarily the result of a higher goodwill impairment charge ($88.4 million), as well as higher other expense ($20.3 million), ORE expense ($16.8 million), and other loan expense ($11.5 million), partially offset by lower salaries and employee benefits ($19.0 million), and a net decline in all other noninterest expense categories due to the aforementioned factors.
Income Tax Benefit
The income tax benefit for the fourth quarter of 2009 was $3.3 million, compared with $11.7 million for the third quarter of 2009 and a tax expense of $99.6 million for the fourth quarter of 2008. For the year ended December 31, 2009, the income tax benefit totaled $30.0 million compared with a tax expense of $71.0 million for 2008. The increase over the third quarter of 2009 was primarily the result of changes in other comprehensive income. The decreases in the tax expense from the fourth quarter of 2008 and the full-year of 2008 were primarily the result of recording a valuation allowance of $136.6 million against deferred tax assets during the fourth quarter of 2008.
Pre-Tax Pre-Provision Core Operating Earnings
The following table displays pre-tax pre-provision core operating earnings for each of the last five quarters.
Pre-Tax Pre-Provision Core Operating Earnings

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2009	2009	2009	2009	2008

Net Loss	$(64,728)	$(56,923)	$(347,413)	$(45,149)	$(195,369)
Income tax (benefit) provision	(3,345)	(11,747)	(11,415)	(3,467)	99,634
Provision for loan losses	84,192	77,783	99,962	64,017	118,565
Goodwill impairment	—	—	266,474	—	—
Net loss on debt extinguishment	—	15,929	—	—	—
FDIC special assessment	—	—	5,565	—	—
Fair-value writedown on loans held for sale	8,724	859	4,350	6,152	5,865
Fair-value writedown on ORE	8,227	3,934	3,306	7,985	602
Fair-value (write-up)/writedown on bank owned life insurance	(19)	(360)	—	235	2,896
Loss on auction rate securities repurchase	—	—	—	—	2,406
Mark-to-market on swaps	1,449	1,018	583	(2,444)	2,414
Captive insurance impairment charge	—	—	—	—	1,053

Pre-Tax Pre-Provision Core Operating Earnings	$34,500	$30,493	$21,412	$27,329	$38,066

The increase over the third quarter of 2009 was primarily the result of higher net interest income (due to the increase in net interest margin) and lower noninterest expense (primarily due to lower salaries and employee benefits), partially offset by lower noninterest income (due to lower other income). The decrease from the fourth quarter of 2008 was primarily the result of lower net interest income (due to fewer earning assets) and lower noninterest income (due to a net minor reduction in most categories). Noninterest expense for the fourth quarter of 2009 was essentially unchanged from the fourth quarter of 2008 due to various expense management initiatives implemented throughout the company.
Analyst Conference Call
Cathleen H. Nash, president and CEO, Charles D. Christy, EVP and CFO, Mark W. Widawski, EVP and chief credit officer, and Brian D. J. Boike, SVP and treasurer, will review the quarter’s results in a conference call for analysts and investors at 10:00 a.m. ET on Friday, January 29, 2010.

A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until February 5, 2010. To listen to the replay, please dial (800) 839-3612.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures such as tangible equity to tangible assets ratio, tangible common equity to tangible assets ratio, Tier 1 common equity ratio, pre-tax pre-provision core operating earnings, net interest margin, and the efficiency ratio. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates performance comparisons with others in the banking industry. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Citizens has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that the capital performance is properly reflected to facilitate period-to-period comparisons. Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
Tangible Equity, Tangible Common Equity and Tier 1 Common Equity Ratios
Additionally, Citizens believes the exclusion of goodwill and other intangible assets to create “average tangible assets” and “average tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. The tangible common equity ratio and Tier 1 common equity ratio have become a focus of some investors and management believes that these ratios may assist investors in analyzing Citizens’ capital position absent the effects of intangible assets and preferred stock. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess Citizens’ capital adequacy using tangible common equity and Tier 1 common equity, Citizens believes that it is useful to provide investors the ability to assess its capital adequacy on these same bases. Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprised the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.
Pre-tax Pre-Provision Core Operating Earnings
Pre-tax pre-provision core operating earnings, as defined by management, represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, and any impairment charges or special assessments (including goodwill, credit writedowns, fair-value adjustments, and FDIC special assessments). Citizens believes presenting pre-tax pre-provision core operating earnings provides investors with the ability to better understand Citizens’ underlying operating trends separate from the direct effects of the impairment charges, net loss on debt extinguishment, credit issues, fair value adjustments, challenges inherent in the real estate downturn and other economic cycle issues and displays a consistent core operating earnings trend before the impact of these challenges. The ”Credit Quality” section of this earnings release isolates the challenges and issues related to the credit quality of Citizens’ loan portfolio and their impact on Citizens’ earnings as reflected in the provision for loan losses.

Net Interest Margin and Efficiency Ratio
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 229 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 47th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially. Factors that could cause or contribute to such differences include the risks and uncertainties detailed elsewhere in this release and from time to time in Citizens’ Form 10-K and Form 10-Q filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	December 31,	September 30,	December 31,
(in thousands)	2009	2009	2008

Assets
Cash and due from banks	$163,137	$164,537	$171,695
Money Market Investments	706,163	533,540	214,925
Investment Securities:
Securities available for sale, at fair value	2,225,065	2,235,323	2,248,772
Securities held to maturity, at amortized cost (fair value of $139,665, $144,440 and $137,846, respectively)	137,094	137,087	138,575

Total investment securities	2,362,159	2,372,410	2,387,347
FHLB and Federal Reserve stock	156,278	156,278	148,764
Portfolio loans:
Commercial and industrial	1,976,105	2,099,779	2,602,334
Commercial real estate	2,826,741	2,898,593	2,964,721

Total commercial	4,802,846	4,998,372	5,567,055
Residential mortgage	1,036,443	1,084,872	1,262,841
Direct consumer	1,261,389	1,308,279	1,452,166
Indirect consumer	805,181	825,316	820,536

Total portfolio loans	7,905,859	8,216,839	9,102,598
Less: Allowance for loan losses	(342,370)	(339,694)	(255,321)

Net portfolio loans	7,563,489	7,877,145	8,847,277
Loans held for sale	80,459	61,445	91,362
Premises and equipment	117,095	120,647	124,217
Goodwill	330,744	330,744	597,218
Other intangible assets	14,377	15,551	21,414
Bank owned life insurance	220,190	219,802	218,333
Other assets	217,540	219,677	263,464

Total assets	$11,931,631	$12,071,776	$13,086,016

Liabilities
Noninterest-bearing deposits	$1,330,707	$1,270,170	$1,143,294
Interest-bearing demand deposits	1,114,863	1,199,559	780,176
Savings deposits	2,561,819	2,607,838	2,504,320
Time deposits	3,901,951	3,714,302	4,624,616

Total deposits	8,909,340	8,791,869	9,052,406
Federal funds purchased and securities sold under agreements to repurchase	43,780	52,632	64,072
Other short-term borrowings	7,283	7,307	10,377
Other liabilities	126,705	145,790	164,274
Long-term debt	1,513,487	1,670,748	2,193,566

Total liabilities	10,600,595	10,668,346	11,484,695

Shareholders’ Equity
Preferred stock — no par value	271,990	270,487	266,088
Common stock — no par value	1,429,771	1,429,657	1,214,469
Retained (deficit) earnings	(363,632)	(293,650)	170,358
Accumulated other comprehensive loss	(7,093)	(3,064)	(49,594)

Total shareholders’ equity	1,331,036	1,403,430	1,601,321

Total liabilities and shareholders’ equity	$11,931,631	$12,071,776	$13,086,016

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Interest Income
Interest and fees on loans	$109,494	$138,794	$456,347	$586,073
Interest and dividends on investment securities:
Taxable	18,964	19,770	80,437	78,089
Tax-exempt	6,210	7,174	26,340	29,096
Dividends on FHLB and Federal Reserve stock	761	1,761	4,255	7,269
Money market investments	382	178	1,300	384

Total interest income	135,811	167,677	568,679	700,911

Interest Expense
Deposits	33,715	53,170	159,798	220,883
Short-term borrowings	42	190	227	8,191
Long-term debt	18,119	28,630	91,286	122,905

Total interest expense	51,876	81,990	251,311	351,979

Net Interest Income	83,935	85,687	317,368	348,932
Provision for loan losses	84,192	118,565	325,955	282,054

Net interest income (loss) after provision for loan losses	(257)	(32,878)	(8,587)	66,878

Noninterest Income
Service charges on deposit accounts	11,299	11,714	43,927	47,470
Trust fees	4,287	4,062	15,082	17,967
Mortgage and other loan income	2,571	1,807	12,609	11,443
Brokerage and investment fees	1,142	1,606	5,445	7,109
ATM network user fees	1,713	1,514	6,607	6,319
Bankcard fees	1,946	1,898	7,972	7,440
Losses on loans held for sale	(8,724)	(5,865)	(20,086)	(9,373)
Net loss on debt extinguishment	—	—	(15,929)	—
Other income	1,147	(982)	11,794	13,367

Total noninterest income	15,381	15,754	67,421	101,742
Noninterest Expense
Salaries and employee benefits	30,865	37,194	139,193	158,193
Occupancy	6,424	7,214	27,820	28,592
Professional services	3,014	3,644	11,996	15,184
Equipment	3,058	3,156	11,989	12,966
Data processing services	4,855	3,748	18,017	16,470
Advertising and public relations	1,563	1,304	7,146	5,897
Postage and delivery	1,364	1,931	5,844	7,342
Other loan expenses	5,619	5,367	24,913	13,381
Other real estate (ORE) expenses	9,507	1,547	27,852	11,008
Intangible asset amortization	1,173	2,126	7,036	9,132
Goodwill impairment	—	—	266,474	178,089
Other expense	15,755	11,380	54,741	34,448

Total noninterest expense	83,197	78,611	603,021	490,702

Loss Before Income Taxes	(68,073)	(95,735)	(544,187)	(322,082)
Income tax (benefit) provision	(3,345)	99,634	(29,974)	70,970

Net Loss	(64,728)	(195,369)	(514,213)	(393,052)
Deemed dividend on convertible preferred stock	—	—	—	(11,737)
Dividend on redeemable preferred stock	(5,253)	(227)	(19,777)	(227)

Net Loss Attributable to Common Shareholders	$(69,981)	$(195,596)	$(533,990)	$(405,016)

Net Loss Per Common Share:
Basic	$(0.18)	$(1.55)	$(2.74)	$(4.28)
Diluted	(0.18)	(1.56)	(2.75)	(4.30)
Cash Dividends Declared Per Common Share	—	—	—	0.29

Average Common Shares Outstanding:
Basic	393,774	125,385	193,833	94,156
Diluted	393,785	125,403	193,853	94,170

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	4th Qtr 2009	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008

Summary of Operations (thousands)
Net interest income	$83,935	$80,885	$75,601	$76,946	$85,687
Provision for loan losses	84,192	77,783	99,962	64,017	118,565
Noninterest income (1)	15,381	11,842	20,966	19,233	15,754
Noninterest expense (2)	83,197	83,614	355,433	80,778	78,611
Income tax (benefit) provision (3)	(3,345)	(11,747)	(11,415)	(3,467)	99,634
Net loss	(64,728)	(56,923)	(347,413)	(45,149)	(195,369)
Net loss attributable to common shareholders (4)	(69,981)	(62,147)	(352,609)	(49,252)	(195,596)
Taxable equivalent adjustment	3,932	3,961	4,220	4,337	4,519

Per Common Share Data
Net Loss:
Basic	$(0.18)	$(0.48)	$(2.79)	$(0.39)	$(1.55)
Diluted	(0.18)	(0.48)	(2.81)	(0.39)	(1.56)
Market value	0.69	0.76	0.71	1.55	2.98
Common book value	2.69	2.87	7.57	10.29	10.60
Tangible book value	2.50	2.68	6.95	7.53	7.80
Shares outstanding, end of period (000)	394,397	394,470	126,258	126,299	125,997

At Period End, (millions)
Assets	$11,932	$12,072	$12,288	$12,982	$13,086
Earning assets	11,169	11,284	11,534	11,885	11,974
Portfolio loans	7,906	8,217	8,426	8,754	9,103
Allowance for loan losses	342	340	333	283	255
Deposits	8,909	8,792	8,913	9,120	9,052
Shareholders’ equity	1,331	1,403	1,225	1,567	1,601

Average Balances, (millions)
Assets	$11,966	$12,129	$12,774	$13,080	$13,074
Earning assets	11,190	11,365	11,711	11,967	11,877
Portfolio loans	8,084	8,311	8,604	8,908	9,267
Allowance for loan losses	340	334	292	260	225
Deposits	8,762	8,786	8,995	9,117	8,998
Shareholders’ equity	1,392	1,228	1,557	1,607	1,559

Financial Ratios (annualized)
Return on average assets	(2.15)%	(1.86)%	(10.91)%	(1.40)%	(5.94)%
Return on average shareholders’ equity	(18.44)	(18.40)	(89.50)	(11.40)	(49.86)
Average shareholders’ equity / average assets	11.64	10.12	12.19	12.28	11.92
Net interest margin (FTE) (5)	3.13	2.97	2.73	2.73	3.03
Efficiency ratio (6)	80.58	86.48	88.26	80.36	74.19
Allowance for loan losses as a percent of portfolio loans	4.33	4.13	3.96	3.23	2.80
Allowance for loan losses as a percent of nonperforming loans	72.01	67.74	67.25	65.94	83.43
Nonperforming loans as a percent of portfolio loans	6.01	6.10	5.88	4.90	3.36
Nonperforming assets as a percent of portfolio loans plus ORAA	7.48	7.34	7.13	6.25	4.79
Nonperforming assets as a percent of total assets	4.99	5.04	4.92	4.24	3.36
Net loans charged off as a percent of average portfolio loans	4.00	3.41	2.30	1.67	3.48

(1)	Noninterest income includes a net loss on debt extinguishment of $15.9 million in the third quarter of 2009.

(2)	Noninterest expense includes a goodwill impairment charge of $266.5 million in the second quarter of 2009.

(3)	Income tax (benefit) provision includes a deferred tax valuation allowance of $136.6 million in the fourth quarter of 2008.

(4)	Net loss attributable to common shareholders includes the following non-cash items: $5.2 million dividend to preferred shareholders in fourth, third and second quarter of 2009, $4.1 million dividend to preferred shareholders in first quarter 2009 and $0.2 million accretion of redeemable preferred stock in the fourth quarter of 2008.

(5)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(6)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense- Goodwill Impairment)/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Twelve months ended
	December 31,
	2009	2008	% Change

Summary of Operations (thousands)
Net interest income	$317,368	$348,932	(9.0)%
Provision for loan losses	325,955	282,054	15.6
Noninterest income (1)	67,421	101,742	(33.7)
Noninterest expense (2)	603,021	490,702	22.9
Income tax (benefit) provision (3)	(29,974)	70,970	(142.2)
Net loss	(514,213)	(393,052)	30.8
Net loss attributable to common shareholders (4)	(533,990)	(405,016)	31.8
Taxable equivalent adjustment	16,450	18,402	(10.6)

Per Common Share Data
Net Loss:
Basic	$(2.74)	$(4.28)	(36.0)%
Diluted	(2.75)	(4.30)	(36.0)
Cash dividends	—	0.29	(100.0)
Market Value	0.69	2.98	(76.8)
Common book value	2.69	10.60	(74.6)
Tangible book value	2.50	7.80	(67.9)
Shares outstanding, end of period (000)	394,397	125,997	313.0

At Period End (millions)
Assets	$11,932	$13,086	(8.8)%
Earning assets	11,169	11,974	(6.7)
Portfolio loans	7,906	9,103	(13.1)
Allowance for loan losses	342	255	34.1
Deposits	8,909	9,052	(1.6)
Shareholders’ equity	1,331	1,601	(16.9)

Average For The Year (millions)
Assets	$12,483	$13,242	(5.7)%
Earning assets	11,556	11,888	(2.8)
Portfolio loans	8,474	9,434	(10.2)
Allowance for loan losses	307	189	62.4
Deposits	8,914	8,715	2.3
Shareholders’ equity	1,445	1,558	(7.3)

Financial Ratios (annualized)
Return on average assets	(4.12)%	(2.97)%	38.7%
Return on average shareholders’ equity	(35.59)	(25.22)	41.1
Average shareholders’ equity / average assets	11.57	11.77	(1.7)
Net interest margin (FTE) (5)	2.89	3.09	(6.5)
Efficiency ratio (6)	83.88	66.64	25.9
Allowance for loan losses as a percent of portfolio loans	4.33	2.80	54.6
Allowance for loan losses as a percent of nonperforming loans	72.01	83.43	(13.7)
Nonperforming loans as a percent of portfolio loans	6.01	3.36	79.1
Nonperforming assets as a percent of portfolio loans plus ORAA	7.48	4.79	56.1
Nonperforming assets as a percent of total assets	4.99	3.36	48.8
Net loans charged off as a percent of average portfolio loans	2.82	2.01	40.3

(1)	Noninterest income includes a net loss on debt extinguishment of $15.9 million in the third quarter of 2009.

(2)	Noninterest expense includes a goodwill impairment charge of $266.5 million and $178.1 million in the second quarter of 2009 and 2008, respectively.

(3)	Income tax (benefit) provision includes a deferred tax valuation allowance of $136.6 million in the fourth quarter of 2008.

(4)	Net loss attributable to common shareholders includes dividends on redeemable preferred stock in the amount of $19.8 million in 2009 and $ 0.2 million dividend on redeemable preferred stock and $11.7 million deemed dividend on convertible preferred stock in 2008.

(5)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(6)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense-Goodwill Impairment)/(Net interest income + Taxable equivalent adjustment + Noninterest income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

(dollars in thousands)	Dec 31, 2009	Sep 30, 2009	Jun 30, 2009	Mar 31, 2009	Dec 31, 2008

Net Interest Income (A)	$83,935	$80,885	$75,601	$76,946	$85,687
Taxable Equivalent Adjustment (B)	3,932	3,961	4,220	4,337	4,519
Noninterest Income (C)	15,381	11,842	20,966	19,233	15,754
Noninterest Expense (D)	83,197	83,614	355,433	80,778	78,611
Goodwill Impairment (E)	—	—	266,474	—	—
Efficiency Ratio: (D-E)/(A+B+C)	80.58%	86.48%	88.26%	80.36%	74.19%

Ending Balances (millions)
Tangible Common Equity to Tangible Assets
Total assets	$11,932	$12,072	$12,288	$12,982	$13,086
Goodwill	(331)	(331)	(331)	(597)	(597)
Other intangible assets	(14)	(16)	(17)	(19)	(21)

Tangible assets	$11,587	$11,725	$11,940	$12,366	$12,468

Total shareholders’ equity	$1,331	$1,403	$1,225	$1,567	$1,601
Goodwill	(331)	(331)	(331)	(597)	(597)
Other intangible assets	(14)	(16)	(17)	(19)	(21)

Tangible equity	$986	$1,056	$877	$951	$983

Tangible equity	$986	$1,056	$877	$951	$983
Preferred Stock	(272)	(270)	(269)	(268)	(266)

Tangible common equity	$714	$787	$608	$683	$717

Tier 1 Common Equity
Total shareholders’ equity	$1,331	$1,403	$1,225	$1,567	$1,601
Qualifying capital securities	74	74	175	175	175
Goodwill	(331)	(331)	(331)	(597)	(597)
Accumulated other comprehensive loss	7	3	27	35	50
Other assets (1)	(14)	(16)	(17)	(19)	(21)

Tier 1 capital (regulatory)	$1,067	$1,133	$1,079	$1,161	$1,208

Tier 1 capital (regulatory)	$1,067	$1,133	$1,079	$1,161	$1,208
Qualifying capital securities	(74)	(74)	(175)	(175)	(175)
Preferred Stock	(272)	(270)	(269)	(268)	(266)

Total Tier 1 common equity (non-GAAP)	$721	$789	$635	$718	$767

Net risk-weighted assets (regulatory) (1) *	$8,541	$8,835	$9,138	$9,550	$9,883

Equity to Assets	11.16%	11.63%	9.97%	12.07%	12.24%
Tangible Equity to Tangible Assets	8.51	9.01	7.34	7.69	7.88
Tangible Common Equity to Tangible Assets	6.16	6.71	5.09	5.53	5.75
Tier 1 Common Equity *	8.44	8.94	6.95	7.52	7.76

(1)	Other assets deducted from Tier 1 capital and risk-weighted assets consist of intangible assets (excluding goodwill)

*	December 31, 2009 is an estimate

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2009	2009	2009	2009	2008

NONINTEREST INCOME:
Service charges on deposit accounts	$11,299	$11,524	$10,836	$10,268	$11,714
Trust fees	4,287	3,911	3,464	3,419	4,062
Mortgage and other loan income	2,571	3,244	3,715	3,079	1,807
Brokerage and investment fees	1,142	1,527	1,450	1,327	1,606
ATM network user fees	1,713	1,775	1,665	1,454	1,514
Bankcard fees	1,946	2,039	2,093	1,894	1,898
Losses on loans held for sale	(8,724)	(859)	(4,350)	(6,152)	(5,865)
Net loss on debt extinguishment	—	(15,929)	—	—	—
Other income	1,147	4,610	2,093	3,944	(982)

TOTAL NONINTEREST INCOME	$15,381	$11,842	$20,966	$19,233	$15,754

NONINTEREST EXPENSE:
Salaries and employee benefits	$30,865	$38,461	$35,950	$33,917	$37,194
Occupancy	6,424	6,711	6,762	7,923	7,214
Professional services	3,014	3,063	2,783	3,136	3,644
Equipment	3,058	3,032	3,049	2,850	3,156
Data processing services	4,855	4,542	4,346	4,274	3,748
Advertising and public relations	1,563	1,885	2,274	1,425	1,304
Postage and delivery	1,364	1,379	1,526	1,575	1,931
Other loan expenses	5,619	6,496	6,861	5,937	5,367
Other real estate (ORE) expenses	9,507	5,568	4,417	8,360	1,547
Intangible asset amortization	1,173	1,874	1,952	2,037	2,126
Goodwill impairment	—	—	266,474	—	—
Other expense	15,755	10,603	19,039	9,344	11,380

TOTAL NONINTEREST EXPENSE	$83,197	$83,614	$355,433	$80,778	$78,611

Average Balances, Yields and Rates

	Three Months Ended
	December 31, 2009		September 30, 2009		December 31, 2008
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$606,423	0.25%	$520,021	0.25%	$122,574	0.58%
Investment securities:
Taxable	1,703,092	4.45	1,705,017	4.57	1,567,930	5.04
Tax-exempt	582,253	6.56	605,709	6.55	670,015	6.59
FHLB and Federal Reserve stock	156,277	1.94	156,278	4.07	148,765	4.71
Portfolio loans
Commercial and industrial	2,027,163	4.91	2,142,996	4.82	2,665,081	5.21
Commercial real estate	2,899,293	5.25	2,899,786	5.28	3,031,173	6.26
Residential mortgage	1,057,279	4.73	1,121,185	4.91	1,271,909	5.89
Direct consumer	1,284,574	6.05	1,327,455	6.05	1,466,810	6.38
Indirect consumer	815,261	6.81	819,409	6.83	832,379	6.81

Total portfolio loans	8,083,570	5.38	8,310,831	5.39	9,267,352	5.98
Loans held for sale	58,802	3.78	67,342	5.44	100,011	1.37

Total earning assets	11,190,417	4.97	11,365,198	5.07	11,876,647	5.78
Nonearning Assets
Cash and due from banks	159,313		169,806		193,667
Bank premises and equipment	118,395		121,255		124,195
Investment security fair value adjustment	53,996		34,395		(25,650)
Other nonearning assets	783,933		772,327		1,129,453
Allowance for loan losses	(340,189)		(334,469)		(224,674)

Total assets	$11,965,865		$12,128,512		$13,073,638

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,077,678	0.39%	$1,085,860	0.43%	$752,477	0.64%
Savings deposits	2,571,267	0.70	2,601,632	0.69	2,545,445	1.35
Time deposits	3,815,260	2.93	3,850,019	3.19	4,559,987	3.78
Short-term borrowings	57,765	0.29	59,420	0.25	79,359	0.95
Long-term debt	1,608,066	4.47	1,900,492	4.91	2,325,208	4.90

Total interest-bearing liabilities	9,130,036	2.25	9,497,423	2.51	10,262,476	3.18
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,297,934		1,248,434		1,140,337
Other liabilities	145,410		154,973		111,863
Shareholders’ equity	1,392,485		1,227,682		1,558,962

Total liabilities and shareholders’ equity	$11,965,865		$12,128,512		$13,073,638

Interest Spread		2.72%		2.56%		2.60%
Contribution of noninterest bearing sources of funds		0.41		0.41		0.43

Net Interest Margin		3.13%		2.97%		3.03%

Average Balances, Yields and Rates

	Twelve Months Ended December 31,
	2009		2008
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$519,224	0.25%	$40,551	0.95%
Investment securities:
Taxable	1,715,605	4.69	1,503,983	5.19
Tax-exempt	617,070	6.57	673,395	6.65
FHLB and Federal Reserve stock	153,951	2.76	148,806	4.89
Portfolio loans
Commercial and industrial	2,237,534	4.72	2,656,982	5.52
Commercial real estate	2,921,569	5.31	3,104,815	6.45
Residential mortgage	1,147,921	5.04	1,334,706	6.11
Direct consumer	1,355,078	6.07	1,507,073	6.74
Indirect consumer	811,844	6.79	830,376	6.75

Total portfolio loans	8,473,946	5.38	9,433,952	6.21
Loans held for sale	75,925	3.61	87,565	3.19

Total earning assets	11,555,721	5.06	11,888,252	6.05
Nonearning Assets
Cash and due from banks	165,294		203,431
Bank premises and equipment	121,392		126,255
Investment security fair value adjustment	24,524		6,544
Other nonearning assets	923,149		1,206,143
Allowance for loan losses	(306,971)		(189,072)

Total assets	$12,483,109		$13,241,553

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$979,590	0.43%	$771,735	0.66%
Savings deposits	2,610,246	0.78	2,551,570	1.73
Time deposits	4,097,896	3.30	4,268,931	4.02
Short-term borrowings	61,638	0.37	317,404	2.58
Long-term debt	1,904,955	4.79	2,521,181	4.87

Total interest-bearing liabilities	9,654,325	2.60	10,430,821	3.37
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,226,079		1,122,974
Other liabilities	157,972		129,344
Shareholders’ equity	1,444,733		1,558,414

Total liabilities and shareholders’ equity	$12,483,109		$13,241,553

Interest Spread		2.46%		2.68%
Contribution of noninterest bearing sources of funds		0.43		0.41

Net Interest Margin		2.89%		3.09%

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2009	2009	2009	2009	2008

Commercial and industrial	$84,014	$111,500	$91,825	$83,716	$64,573
Commercial real estate	236,103	257,574	275,607	235,921	162,544

Total commercial (1)	320,117	369,074	367,432	319,637	227,117
Residential mortgage	125,672	106,557	103,263	84,596	59,515
Direct consumer	21,343	21,588	20,277	20,993	15,049
Indirect consumer	2,621	2,559	1,370	2,012	2,612
Loans 90 days or more past due and still accruing	3,039	570	805	1,015	1,486
Restructured loans and still accruing	2,629	1,141	2,556	360	256

Total nonperforming portfolio loans	475,421	501,489	495,703	428,613	306,035
Nonperforming held for sale	65,247	44,480	54,273	64,604	75,142
Other Repossessed Assets Acquired	54,394	61,993	54,728	57,411	58,037

Total nonperforming assets	$595,062	$607,962	$604,704	$550,628	$439,214

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	$101.2	$94.2	$133.7	$173.0	$155.5
Outflows	(150.2)	(93.0)	(85.9)	(80.4)	(99.2)

Net change	$(49.0)	$1.2	$47.8	$92.6	$56.3

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2009	2009	2009	2009	2008

Allowance for loan losses — beginning of period	$339,694	$333,369	$282,647	$255,321	$217,727

Provision for loan losses	84,192	77,783	99,962	64,017	118,565

Charge-offs:
Commercial and industrial	24,755	21,141	9,845	8,108	22,813
Commercial real estate	41,160	32,076	31,645	18,977	46,058

Total commercial	65,915	53,217	41,490	27,085	68,871
Residential mortgage	6,031	9,968	2,161	804	1,565
Direct consumer	6,613	6,756	6,826	4,707	6,239
Indirect consumer	6,873	3,812	5,041	5,507	6,299

Total charge-offs	85,432	73,753	55,518	38,103	82,974

Recoveries:
Commercial and industrial	2,236	1,000	3,028	128	904
Commercial real estate	656	214	2,316	404	151

Total commercial	2,892	1,214	5,344	532	1,055
Residential mortgage	21	6	4	3	2
Direct consumer	413	485	325	334	385
Indirect consumer	590	590	605	543	561

Total recoveries	3,916	2,295	6,278	1,412	2,003

Net charge-offs	81,516	71,458	49,240	36,691	80,971

Allowance for loan losses — end of period	$342,370	$339,694	$333,369	$282,647	$255,321

Reserve for loan commitments — end of period	$3,166	$3,571	$4,001	$4,158	$3,941